Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Definitive Healthcare Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Other	2,100,000 shares(3)	$9.40	$19,740,000	0.00011020	$2,175.35

Total Offering Amounts					$19,740,000		$2,175.35

Total Fee Offsets							—

Net Fee Due							$2,175.35

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Class A common stock, par value $0.001 per share (“Common Stock”), which become issuable under the Registrant’s 2023 Inducement Plan (the “2023 Plan”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction.

(2)

Estimated in accordance with Rule 457(h) and Rule 457(c). The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on September 1, 2023 as reported on the Nasdaq Global Select Market.

(3)	Represents the number of shares of Common Stock available for issuance under the Registrant’s 2023 Inducement Plan.